Exhibit 99.1

Yellow Roadway Corporation

10990 Roe Avenue

Overland Park, KS 66211

Phone 913 696 6100 Fax 913 696 6116

NEWS RELEASE

September 10, 2004

Yellow Roadway Eliminates Secured Financing Credit Facility

OVERLAND PARK, KAN. — Yellow Roadway Corporation (NASDAQ: YELL) today announced that it entered a new five-year $500 million credit facility, replacing its existing secured credit agreement. “Our strong financial performance combined with favorable financial market conditions allowed us to restructure our debt and gain even more flexibility,” stated Bill Zollars, Chairman, President and CEO of Yellow Roadway. The administrative agent providing the new credit facility is J.P. Morgan.

As a result of exiting the secured credit agreement, Yellow Roadway was able to increase its capacity under its asset backed securitization (“ABS”) facility from $300 million to $450 million. The unsecured credit agreement also provides an option for additional capacity up to $250 million. “The scale of our organization continues to provide us with significant debt-related synergies and the financial strength to pursue our strategies,” said Zollars. The changes in borrowing capacity due to the replacement of the secured credit agreement are summarized below:

(in millions)	Prior Capacity	New Capacity
Secured credit agreement	$525	$0
Unsecured facility	0	500
ABS facility	300	450

Total capacity	$825	$950

Yellow Roadway expects to recognize an annual reduction in expense of about $4 million after tax, or $0.08 per share, primarily related to reduced fees and debt amortization costs. The reduction in expense for the remainder of 2004 is expected to be $0.03 per share, which has been included in the full year earnings guidance of $3.70 - $3.75 per share. In addition, Yellow Roadway has recorded a non-cash charge of approximately $18 million ($11 million net of tax benefit) related to the unamortized portion of the initial debt issuance costs for the secured credit agreement. This charge will be reflected as a nonoperating expense in the company’s third quarter 2004 results and will be excluded from adjusted earnings per share. Adjusted earnings per share is earnings per share excluding the impact of property disposals and certain other items that are not representative of the company’s ongoing operations. Management does not consider these items when evaluating base financial performance. Debt issuance costs related to the unsecured credit facility are approximately $2 million and will be amortized over the five-year term.

This news release (and oral statements made regarding the subjects of this release) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The word “expect” and similar expressions are intended to identify forward-looking statements. It is important to note that the company’s actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including (without limitation), inclement weather, price and availability of fuel, competitor pricing activity, expense volatility, ability to capture cost synergies, a downturn in general or regional economic activity, and labor relations, including (without limitation), the impact of work rules, any obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction.

Yellow Roadway Corporation is one of the largest transportation service providers in the world. Through its subsidiaries including Yellow Transportation, Roadway Express, New Penn Motor Express, Reimer Express, Meridian IQ and Yellow Roadway Technologies, Yellow Roadway provides a wide range of asset and non-asset-based transportation services integrated by technology. The portfolio of brands provided through Yellow Roadway Corporation subsidiaries represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, Yellow Roadway Corporation employs over 50,000 people.

Investor Contact:	Stephen Bruffett
Yellow Roadway Corporation
913.696.6108
steve.bruffett@yellowroadway.com

Media Contact:	Suzanne Dawson
Linden Alschuler & Kaplan
212.329.1420
sdawson@lakpr.com

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